EXHIBIT 99.1

News Release

Media Contact:	Investor Relations Contact:
John O’Connell, Vice President	Beverly Fleming, Senior Vice President
(312) 444-2388	(312) 444-7811

Northern Trust Corporation Takes Actions to Support Clients

CHICAGO, September 29, 2008 – Northern Trust Corporation today announced three actions to support clients in light of the current turbulent market conditions.

“The hallmark of Northern Trust has always been our financial strength and client focus. With today’s actions, we are putting Northern Trust’s financial strength to work for our clients during extraordinarily challenging market conditions,” said Frederick H. Waddell, President and Chief Executive Officer. “Times of economic stress reinforce the value of the consistent, conservative management practices that have served Northern Trust clients and shareholders well for nearly 120 years.”

Northern Trust expects to incur pre-tax charges of approximately $525 million ($328 million after-tax or $1.46 per share) in the third quarter in connection with these three actions.

Northern Trust will increase the support provided for certain cash investment funds previously covered through capital support agreements (as announced February 22, 2008, and amended July 15, 2008) and will add one additional fund to this coverage. The capital support levels provided by Northern Trust will increase in aggregate by $321 million, to a maximum capital contribution of $550 million. These measures will enable the funds to continue to maintain a stable net asset value of $1.00. Northern Trust expects to incur a pre-tax charge of approximately $290 million ($181 million after-tax or $.80 per share) in the third quarter in connection with this action.

Cash investment funds impacted by this enhanced support include:

•

Northern Institutional Funds Diversified Assets Portfolio, Prime Obligations Portfolio and Liquid Assets Portfolio, as well as Northern Funds Money Market Fund, all of which are registered money market funds;

•

The Sterling Fund and the US Dollar Fund of Northern Trust Global Funds plc, both of which are pooled cash funds organized as Undertakings for the Collective Investment of Transferable Securities (UCITS); and

•	The NTGI Collective Short Term Investment Fund and The Northern Trust Company Common Short Term Investment Fund, both of which are commingled cash funds.

Northern Trust also will take certain actions to provide support for securities lending clients whose cash collateral is invested in five constant dollar, commingled investment pools negatively impacted by recent market events. Northern Trust expects to incur a pre-tax charge of approximately $150 million ($94 million after-tax or $.42 per share) in the third quarter in connection with this action.

Northern Trust also announced today that it will put in place a program offering to purchase certain illiquid auction rate securities that were purchased through Northern Trust for Personal Financial Services (PFS) clients under investment discretion or that were acquired by PFS clients from Northern Trust’s affiliated broker/dealer. The terms of the offer will be communicated to those clients who qualify for the program. Northern Trust expects to incur a pre-tax charge of approximately $85 million ($53 million after-tax or $.24 per share) in the third quarter in connection with this action.

“We believe these actions reflect both our longstanding and well known commitment to helping our clients, as well as the financial strength of Northern Trust,” Waddell said.

Forward-Looking Statements

This news release contains forward-looking statements, including statements that relate to Northern Trust’s expectations regarding the pre-tax and after-tax charges, ability to maintain a stable net asset value for certain of its funds, and client support initiatives. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” “anticipate,”

“intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “target,” “strategy,” and similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation’s 2007 Financial Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to the Securities and Exchange Commission, including the section captioned “Risk Factors,” contain additional information about factors that could affect actual results, including: economic, market, and monetary policy risks; operational risks; investment performance, fiduciary, and asset servicing risks; credit risks; liquidity risks; holding company risks; regulation risks; litigation risks; tax and accounting risks; strategic and competitive risks; and reputation risks. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of 85 offices in 18 U.S. states and has international offices in 15 locations in North America, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2008, Northern Trust had assets under custody of US$4.0 trillion, and assets under investment management of US$751.4 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.